Exhibit 4.52

3815668 CANADA INC.

U.S.$ 130,000,000 8% Senior Subordinated Notes due 2012

PURCHASE AGREEMENT

November 10, 2004

CITIGROUP GLOBAL MARKETS INC.

388 Greenwich Street

New York, New York 10013

Ladies and Gentlemen:

3815668 Canada Inc., a Canadian corporation (the “Company”), and each of the Company’s subsidiaries listed in Exhibit A-1 hereto (each, a “Guarantor” and, collectively, the “Guarantors” and, together with the Company, the “Issuers”) hereby confirm their agreement with you (the “Initial Purchaser”), as set forth below.

1. The Securities. Subject to the terms and conditions herein contained, the Company proposes to issue and sell to the Initial Purchaser U.S.$130,000,000 aggregate principal amount of its 8% Senior Subordinated Notes due 2012 (the “Notes”). The obligations of the Company under the Indenture (as hereinafter defined) and the Notes will be unconditionally guaranteed (the “Guarantees”), on a joint and several basis, by each Guarantor. The Notes and the Guarantees are to be issued pursuant to the Indenture (the “Indenture”), to be dated as of November 18, 2004, among the Company, the Guarantors and The Bank of New York, as trustee (the “Trustee”). The Notes and the Guarantees are hereinafter referred to collectively as the “Securities.”

The Securities will be offered and sold to the Initial Purchaser without such offers and sales being registered under the U.S. Securities Act of 1933, as amended (together with the rules and regulations of the U.S. Securities and Exchange Commission (the “Commission”) promulgated thereunder, the “Securities Act”), in reliance on exemptions therefrom and without the filing of a prospectus with any Canadian Securities Commission or similar regulatory authority (“Canadian Securities Regulator”) under the securities laws, rules, regulations and written policy statements of any province of Canada (collectively, the “Canadian Securities Laws”), in reliance upon exemptions from the prospectus requirements of the applicable Canadian Securities Laws.

In connection with the issuance and sale of the Securities, the Company has prepared a preliminary offering memorandum dated October 7, 2004 (including, with respect to sales in British Columbia, Alberta, Saskatchewan, Manitoba, Ontario and Quebec (collectively, the “Relevant Provinces”), the preliminary Canadian offering memorandum dated October 7, 2004, the “Initial Preliminary Memorandum”), a preliminary offering memorandum dated November 5, 2004 (including, with respect to sales in the Relevant Provinces), the preliminary Canadian offering memorandum dated November 5, 2004, and together with the Initial Preliminary

Memorandum, the “Preliminary Memoranda”) and a final offering memorandum dated November 10, 2004 (including, with respect to sales in the Relevant Provinces, the final Canadian offering memorandum dated November 10, 2004, the “Final Memorandum”; the Preliminary Memoranda and the Final Memorandum each herein being referred to as a “Memorandum”), each setting forth or including certain information regarding the Company and the Securities.

The Company and the Guarantors understand that the Initial Purchaser, individually or through its affiliates, proposes to make an offering of the Notes only on the terms and in the manner set forth in the Final Memorandum and in Section 9 hereof, as soon as the Initial Purchaser deems advisable after this Agreement has been executed and delivered, (i) within the United States to persons whom the Initial Purchaser reasonably believes to be qualified institutional buyers (“QIBs”) as defined in Rule 144A under the Securities Act, as such rule may be amended from time to time (“Rule 144A”), in transactions under Rule 144A and (ii) outside the United States to certain persons in reliance on Regulation S under the Securities Act, including in Canada and to residents of Canada, in transactions which are exempt from the prospectus requirements of applicable Canadian Securities Laws.

The Initial Purchaser and its direct and indirect transferees of the Notes will be entitled to the benefits of the Registration Rights Agreement to be dated as of November 18, 2004, among the parties hereto (the “Registration Rights Agreement”), pursuant to which the Issuers have agreed to file (A) a registration statement (the “Registration Statement”) with the Commission registering the Notes or the Exchange Notes (as defined in the Registration Rights Agreement) under the Securities Act or (B) if applicable, a shelf registration statement pursuant to Rule 415 under the Securities Act relating to the resale of the Notes by holders thereof or, if applicable, relating to the resale of Private Exchange Notes (as defined in the Registration Rights Agreement) by the Initial Purchaser pursuant to an exchange of the Notes for Private Exchange Notes.

The Securities, the Exchange Notes, the Private Exchange Notes, the Indenture, the Registration Rights Agreement and this Agreement and each other agreement or instrument executed in connection with any of the foregoing are herein collectively referred to as the “Basic Documents.” The Company proposes to apply the proceeds from the issuance and sale of the Securities as set forth under the “Use of Proceeds” section of the Final Memorandum.

2. Representations and Warranties of the Issuers. The Issuers, jointly and severally, represent and warrant to and agree with the Initial Purchaser that:

(a) Neither the Preliminary Memoranda as of the date thereof, nor the Final Memorandum, together with any amendment or supplement thereto, as of the date thereof and at the Closing Date (as defined in Section 3 below), contained or contains any untrue statement of a material fact or omitted or omits to state a material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading, except that the representations and warranties set forth in this Section 2 do not apply to statements or omissions made in reliance upon and in conformity with information relating to the Initial Purchaser furnished to the Company in writing by the Initial

Purchaser expressly for use in the Preliminary Memoranda, the Final Memorandum or any amendment or supplement thereto.

(b) Each of the Company and its subsidiaries set forth in Exhibit A-2 hereto (the “Subsidiaries”) has been duly incorporated and each of the Company and the Subsidiaries is validly existing and all filings required under applicable corporate law have been made as a corporation or other entity under the laws of its jurisdiction of organization, with the requisite power and capacity to own its properties and conduct its business as now conducted as described in the Final Memorandum and is duly qualified to do business as a foreign or extra-provincial entity and all filings required under applicable corporate law have been made in all other jurisdictions where the ownership or leasing of its properties or the conduct of its business requires such qualification, except where the failure to be so qualified would not, individually or in the aggregate, have a material adverse effect on the business, condition (financial or other), properties or results of operations of the Company and the Subsidiaries, taken as a whole, whether or not arising from transactions in the ordinary course of business (any such effect, a “Material Adverse Effect”); all the outstanding shares of capital stock or other equity interests of the Company and each of the Subsidiaries have been duly authorized and validly issued and are fully paid and nonassessable, and, except as otherwise set forth in the Final Memorandum, all outstanding shares of capital stock or equity interests of each Subsidiary of the Company are owned by the Company, either directly or through wholly owned subsidiaries, free and clear of any security interest, claim, lien, encumbrance or adverse interest of any nature, other than in favor of the lenders under senior secured credit facilities effective as of November 7, 2000 by and among CanWest Media Inc., as borrower, CanWest Global Communications Corp., as guarantor, Canadian Imperial Bank of Commerce, as co-lead arranger, joint book runner and syndication agent, The Bank of Nova Scotia, as co-lead arranger, joint book runner and administrative agent, Bank of America Canada, as arranger and documentation agent, and the other lenders party thereto, together with the related documents thereto (including, without limitation, any guarantee agreements and security documents), in each case as such agreements or documents may be amended (including any amendment and restatement thereof), supplemented or otherwise modified from time to time, including any agreement extending the maturity of, refinancing, replacing or otherwise restructuring (including increasing the amount of available borrowings thereunder or adding restricted subsidiaries as additional borrowers or guarantors thereunder) all or any portion of the indebtedness under such agreement and related documents or any successor or replacement agreement or document and whether by the same or any other agent, lender or group of lenders (the “Credit Agreement”).

(c) Each of the Issuers has the requisite corporate power and capacity to execute, deliver and perform its obligations under the Securities, the Exchange Notes and the Private Exchange Notes. The Notes, the Exchange Notes and the Private Exchange Notes have each been duly and validly authorized by the Company for issuance and, when executed by the Company and authenticated by the Trustee in accordance with the provisions of the Indenture, and, in the case of the Notes, delivered to and paid for by the Initial Purchaser in accordance with the terms hereof, and, in the case of the Exchange

Notes and the Private Exchange Notes, delivered upon exchange of the Notes in accordance with the Registration Rights Agreement, will have been duly executed, issued and delivered and will constitute valid and legally binding obligations of the Company, entitled to the benefits of the Indenture and enforceable against the Company in accordance with their terms subject to (i) bankruptcy, insolvency or similar laws affecting creditors’ rights generally from time to time in effect and by equitable principles of general applicability (collectively, the “Enforceability Exceptions”); the Guarantees endorsed on the Notes and the guarantees to be endorsed on the Exchange Notes and the Private Exchange Notes have each been duly and validly authorized by each of the Guarantors and, when the Notes are executed by the Company and authenticated by the Trustee in accordance with the provisions of the Indenture, and delivered to and paid for by the Initial Purchaser in accordance with the terms hereof, will have been duly executed, issued and delivered and will constitute valid and legally binding obligations of each of the Guarantors, entitled to the benefits of the Indenture and enforceable against each of the Guarantors in accordance with their terms subject to the Enforceability Exceptions; the Securities are in the form contemplated by the Indenture.

(d) Each of the Issuers has the requisite corporate power and capacity to execute, deliver and perform its obligations under the Indenture. The Indenture has been duly and validly authorized by each of the Issuers and meets the requirements for qualification under the U.S. Trust Indenture Act of 1939, as amended (the “Trust Indenture Act”), and, when executed and delivered by the Issuers (assuming the due authorization, execution and delivery by the Trustee), will constitute a valid and legally binding agreement of the Issuers, enforceable against each of the Issuers in accordance with its terms, subject to the Enforceability Exceptions.

(e) Each of the Issuers has the requisite corporate power and capacity to execute, deliver and perform its obligations under this Agreement. This Agreement has been duly and validly authorized by each of the Issuers and, when executed and delivered by each of the Issuers, will constitute a valid and legally binding agreement of each of the Issuers, enforceable against each of the Issuers in accordance with its terms, subject to the Enforceability Exceptions and except as any rights to indemnity or contribution hereunder may be limited by federal, provincial and state securities laws and public policy considerations.

(f) Each of the Issuers has the requisite corporate power and capacity to execute, deliver and perform its obligations under the Registration Rights Agreement. The Registration Rights Agreement has been duly authorized, and when executed and delivered by the Company and each of the Guarantors, will be a valid and binding agreement of the Company and each of the Guarantors, enforceable against the Company and each of the Guarantors in accordance with its terms except as the enforceability thereof may be limited by bankruptcy, insolvency or similar laws affecting creditors’ rights generally and by equitable principles of general applicability; provided that no representation is made with respect to Section 7 thereof. The Securities, the Indenture and the Registration

Rights Agreement conform in all material respects to the descriptions thereof in the Final Memorandum.

(g) The Company and each Subsidiary has the requisite corporate power and authority to execute, deliver and perform its obligations under the other Basic Documents to which it is a party. The other Basic Documents have been duly and validly authorized by the Company and each Subsidiary a party thereto and, when executed and delivered by the Company and each Subsidiary a party thereto, will constitute valid and legally binding agreements of the Company and each Subsidiary a party thereto, enforceable against the Company and each Subsidiary a party thereto in accordance with their terms, subject to the Enforceability Exceptions and except as rights to indemnity and contribution may be limited by federal, provincial and state securities laws and public policy considerations.

(h) Each of the Credit Agreement, CanWest Media Inc.’s 10 5/8% Senior Subordinated Notes due 2011 (the “10 5/8% Senior Subordinated Notes”), CanWest Me-dia Inc.’s 7 5/8% Senior Notes due 2013 (the “7 5/8% Senior Notes”), the Company’s 12.125% Junior Fixed Rate Subordinated Notes due 2010 (the “Holding Company Notes”) and CanWest Media Inc.’s Floating Rate Junior Subordinated Debentures due 2020 (together with the 7 5/8% Senior Notes, the 10 5/8% Senior Subordinated Notes and the Holding Company Notes, the “CMI Notes”) conforms in all material respects to the description thereof in the Final Memorandum.

(i) There exists as of the date hereof no event or condition that would consti-tute a default or an event of default (in each case as defined in each of the applicable documents) under either the Credit Agreement, the indenture, dated May 17, 2001, by and among CanWest Media Inc. and the other parties named therein and governing the 10 5/8% Senior Subordinated Notes (the “10 5/8% Senior Subordinated Notes Indenture”), the indenture, dated April 2, 2003, by and among CanWest Media Inc. and the other parties named therein and governing the 7 5/8% Senior Notes (the “7 5/8% Senior Notes Indenture”), the indenture, dated November 15, 2000, by and among the Company and the other parties named therein and governing the Holding Company Notes (the “Holding Company Notes Indenture”) or the indenture, dated November 15, 2000, by and among CanWest Media Inc. and the other party named therein and governing CanWest Media Inc.’s Floating Rate Junior Subordinated Debentures due 2020 (the “CMI Notes Indenture” and, together with the 10 5/8% Senior Subordinated Notes Indenture and the 7 5/8% Senior Notes Indenture, the “CMI Indentures”) that would result in a Material Adverse Effect or materially adversely affect the ability of the Issuers to consummate their obligations under this Agreement.

(j) There is no order, ruling or direction of any Canadian Securities Regulator which would deny the benefit of an exemption otherwise provided for under applicable Canadian Securities Laws with respect to the distribution of the Notes, the Exchange Notes, or the Private Exchange Notes, if any, and no proceedings which would reasonably be expected to result in any such order or ruling have been instituted or are pending or, to the knowledge of the Company, threatened.

(k) No consent, approval, authorization, license, qualification, exemption or order of any court or governmental agency or body or third party is required for the performance of the Basic Documents by the Company or any Subsidiary a party thereto or for the consummation by the Company or any Subsidiary a party thereto of any of the transactions contemplated hereby and thereby, or the application of the proceeds of the issuance and sale of the Securities as described in the Final Memorandum, except as has already been acquired or as may be required under state securities or “Blue Sky” laws or the laws of any jurisdiction outside the United States or Canada in connection with the purchase and distribution of the Securities by the Initial Purchaser and as may be required by United States federal law or Canadian Securities Laws with respect to the issuance of the Exchange Notes and Private Exchange Notes, if any; all such consents, approvals, authorizations, licenses, qualifications, exemptions and orders set forth in the Final Memorandum which are required to be obtained by the Closing Date for the performance of the Basic Documents by the Company or any Subsidiary a party thereto or for the consummation by the Company or any Subsidiary a party thereto of any of the transactions contemplated hereby and thereby, or the application of the proceeds of the issuance and sale of the Securities as described in the Final Memorandum, have been obtained or made, as the case may be, and are in full force and effect and not the subject of any pending or, to the best knowledge of the Issuers, threatened attack by appeal or direct proceeding or otherwise, except (i) such as may be required under state securities or “Blue Sky” laws or the laws of any jurisdiction outside the U.S. or Canada in connection with the issuance of the Notes in the manner contemplated herein and in the Final Memorandum and the Registration Rights Agreement, (ii) in the case of the Registration Rights Agreement, such as will be obtained under the Securities Act and the Trust Indenture Act, (iii) such as may be required under the Credit Agreement and (iv) such as will be obtained pursuant to the exemption application filed under the Canada Business Corporations Act seeking relief for the provisions relating to trust indentures.

(l) None of the Company or the Subsidiaries is (i) in violation of its articles of incorporation, certificate of incorporation or bylaws, as the case may be (or similar organizational document), (ii) in breach or violation of any statute, judgment, decree, order, rule or regulation (including Environmental Laws) applicable to it or any of its properties or assets, which violation would, individually or in the aggregate, have a Material Adverse Effect, or (iii) in breach or default (nor has any event occurred which with notice or passage of time, or both, would constitute a default) in the performance or observance of any obligation, agreement, covenant or condition contained in the Basic Documents or any other material contract, indenture, mortgage, deed of trust, loan agreement, note, lease, license, franchise agreement, permit, certificate or agreement or instrument to which it is a party or to which it is subject (collectively, the “Material Contracts”), which breach or default would, individually or in the aggregate, have a Material Adverse Effect.

(m) The execution, delivery and performance by the Issuers of the Basic Documents and the consummation by the Issuers of the transactions contemplated hereby and thereby and by the Final Memorandum and the fulfillment of the terms hereof and thereof will not (a) violate, conflict with or constitute or result in a breach of or a default under (or an event that, with notice or lapse of time, or both, would constitute a breach of or a default under) any of (i) the terms or provisions of any contract, indenture, mortgage, deed of trust, loan agreement, note, lease, license, franchise agreement, permit, certificate or agreement or instrument to which it is a party or which it is subject and which would materially impair the ability of any Issuer or the Initial Purchaser to consummate the transactions contemplated hereby, (ii) the articles of incorporation, certificate of incorporation or bylaws of any of the Company or the Subsidiaries (or similar organizational document) or (iii) (assuming compliance with all applicable state securities or “Blue Sky” laws and assuming all representations made by the Initial Purchaser in Section 9 hereof are true and correct) any statute, judgment, decree, order, rule or regulation of any court or governmental agency or other body applicable to the Company or the Subsidiaries or any of their respective properties or assets or (b) result in the imposition of any lien upon or with respect to any of the properties or assets now owned or hereafter acquired by the Company or any of the Subsidiaries except as expressly contemplated by the Indenture or the Registration Rights Agreement.

(n) The audited consolidated financial statements included in the Final Memorandum present fairly the consolidated financial position, results of operations and cash flows for the entities to which such statements relate, at the dates and for the periods to which they relate and have been prepared in accordance with Canadian generally accepted accounting principles, or in the case of the audited consolidated financial statements of the TEN Group Pty. Limited and controlled entities, in accordance with Australian generally accepted accounting principles, applied on a consistent basis and have been reconciled with United States generally accepted accounting principles applied on a consistent basis; the interim unaudited consolidated financial statements included in the Final Memorandum present fairly the consolidated financial position, results of operations and cash flows for such entities at the dates and for the periods to which they relate subject to year-end audit adjustments and have been prepared in accordance with Canadian generally accepted accounting principles applied on a consistent basis with the audited consolidated financial statements included therein and have been reconciled with United States generally accepted accounting principles applied on a consistent basis; the summary and selected financial data included in the Final Memorandum present fairly the information shown therein and have been prepared and compiled on a basis consistent with the audited and interim unaudited financial statements included therein, except as otherwise stated therein; and each of PricewaterhouseCoopers, LLP, Chartered Accountants and PricewaterhouseCoopers, Chartered Accountants, which has examined certain of such financial statements as set forth in its reports included in the Final Memorandum, is an independent public accounting firm as required by the Securities Act.

(o) The as adjusted financial information included in the Final Memorandum have been properly computed on the bases described therein; and the assumptions used in the preparation of the as adjusted financial information included in the Final Memorandum are reasonable and such adjustments are appropriate to give effect to the transactions or circumstances referred to therein.

(p) Except as described in the Final Memorandum, there is not pending or, to the knowledge of the Issuers, threatened any action, suit, proceeding, inquiry or investigation, governmental or otherwise (including under any Environmental Law), to which any of the Company or the Subsidiaries is a party, or to which their respective properties or assets are subject, before or brought by any court, arbitrator or governmental agency or body, that, if determined adversely to the Company or any such Subsidiary, would, individually or in the aggregate, have a Material Adverse Effect or that seeks to restrain, enjoin, prevent the consummation of or otherwise challenge the issuance or sale of the Securities to be sold hereunder or the application of the proceeds therefrom substantially as described in the Final Memorandum under “Use of Proceeds” or the other transactions described in the Final Memorandum.

(q) Except as would not, individually or in the aggregate, have a Material Adverse Effect, each of the pension, profit sharing or other employee benefit plans or arrangements pursuant to which the Company or any Subsidiary maintains or is required to make contributions to with respect to any employees (or former employees) employed in Canada, excluding any plans to be contributed to by reason of a collective bargaining agreement or applicable legislation and which are not administered by the Company or any Subsidiary (“Canadian Plans”), is, where required, duly registered and is in good standing under and in compliance with all applicable legislation and administrative guidelines issued by applicable Canadian regulatory authorities; all of such Canadian Plans have been funded in accordance with their rules and all applicable Canadian legislation and generally accepted actuarial principles and practices in Canada; all such Canadian Plans have been administered in accordance with their terms and there are no material outstanding defaults or violations by the Company or any Subsidiary of any obligation required to be performed by it in connection with any such Canadian Plan. In respect of all pension, profit sharing or other employee benefit plans or arrangements to which the Company or any Subsidiary is required to contribute by reason of a collective bargaining agreement or applicable legislation and which are not administered by the Company or any Subsidiary, the Company has made all contributions to such plan or arrangement that are required by the applicable collective bargaining agreement or applicable legislation, except as would not, individually or in the aggregate, have a Material Adverse Effect.

(r) Except as would not, individually or in the aggregate, have a Material Adverse Effect, each pension, profit sharing or other employee benefit plan program, policy, arrangement or agreement maintained or contributed to by, or entered into with, the Company or any Subsidiary with respect to employees (or former employees) employed outside of Canada (“Foreign Plans”), and the Company and its Subsidiaries with respect to such Foreign Plans, are in compliance with all applicable laws, and all required contributions have been made to such Foreign Plans, except where the failure to comply or make contributions would not, individually and in the aggregate, either impair the Company’s ability to consummate the transactions contemplated hereby or have a Material Adverse Effect.

(s) The Company and the Subsidiaries own or possess adequate licenses or other rights to use all patents, trademarks, service marks, trade names, copyrights and know-how (“Intellectual Property”) that are necessary to conduct their business as described in the Final Memorandum. None of the Company or the Subsidiaries has received any notice of infringement of or conflict with asserted rights of others (or knows of any such infringement or conflict) with respect to any patents, trademarks, service marks, trade names, copyrights or know-how that, if such assertion of infringement or conflict were sustained, would, individually or in the aggregate, have a Material Adverse Effect.

(t) The Company and each of the Subsidiaries possess all licenses, certificates, permits and other authorizations issued by the appropriate national, local or foreign regulatory authorities necessary to conduct their respective businesses, and neither the Company nor any such Subsidiary has received any notice of proceedings relating to the revocation or modification of any such certificate, authorization or permit which, singly or in the aggregate, if the subject of an unfavorable decision, ruling or finding, would have a Material Adverse Effect, except as set forth in or contemplated in the Final Memorandum (exclusive of any amendment or supplement thereto).

(u) Subsequent to the respective dates as of which information is given in the Final Memorandum, and except as described therein, (i) the Company and the Subsidiaries have not incurred any material liabilities or obligations, direct or contingent, or entered into any material transactions, whether or not in the ordinary course of business, (ii) the Company and the Subsidiaries have not purchased any of their respective outstanding capital stock, or declared, paid or otherwise made any dividend or distribution of any kind on any of their respective capital stock or otherwise (other than, with respect to any of such Subsidiaries, the purchase of, or dividend or distribution on, capital stock owned by the Company), (iii) there has not been any other material change in the capital stock or any change in the long-term indebtedness of the Company or any of the Subsidiaries, (iv) there has not occurred any material change, or any development involving a prospective material change, in or affecting the business, condition (financial or other), properties or results of operations of the Company and the Subsidiaries, taken as a whole, not contemplated by the Final Memorandum and (v) the Company and the Subsidiaries have not sustained any material loss or interference with respect to their respective businesses or properties from fire, flood, hurricane, earthquake, accident or other calamity, whether or not covered by insurance, or from any labor dispute or any legal or governmental proceeding.

(v) There are no legal or governmental proceedings, nor are there any contracts or other documents, required by the Securities Act to be described in a prospectus that are not described in the Final Memorandum. Except as described in the Final Memorandum, none of the Company or the Subsidiaries is in default under any of the contracts described in the Final Memorandum, has received a notice or claim of any such default or has knowledge of any breach of such contracts by the other party or parties thereto, except such defaults or breaches as would not, individually or in the aggregate, have a Material Adverse Effect.

(w) None of the Company or the Subsidiaries has taken or will take any action that would cause this Agreement or the issuance or sale of the Securities to violate Regulation U or X of the Board of Governors of the Federal Reserve System, in each case as in effect, or as the same may hereafter be in effect, on the Closing Date.

(x) Each of the Company and the Subsidiaries has filed all necessary federal, state, provincial, territorial and foreign income, sales, capital and franchise tax returns, except where the failure to so file such returns would not, individually or in the aggregate, have a Material Adverse Effect, and has paid all taxes shown as due thereon, and other than tax deficiencies which the Company or any Subsidiary is contesting in good faith and for which adequate reserves have been provided in accordance with Canadian generally accepted accounting principles, there is no tax deficiency that has been asserted against the Company or any Subsidiary that would, individually or in the aggregate, have a Material Adverse Effect.

(y) (i) Immediately after the consummation of the issuance and sale of the Securities and the other transactions contemplated by this Agreement and the other Basic Documents, the fair value and present fair saleable value of the assets of the Company, each Guarantor and the Company and its Subsidiaries on a consolidated basis will, in each case, exceed the sum of its stated liabilities and identified contingent liabilities; and (ii) the Company, each Guarantor and the Company and its Subsidiaries on a consolidated basis are not, nor will they be, after giving effect to the execution, delivery and performance of this Agreement and the other Basic Documents and the issuance and sale of the Securities and the other transactions contemplated hereby and thereby, (a) left with unreasonably small capital with which to carry on their business as it is proposed to be conducted, (b) unable to pay their debts (contingent or otherwise) as they mature or (c) otherwise insolvent.

(z) Except as disclosed in the Final Memorandum and except as would not, individually or in the aggregate, have a Material Adverse Effect, (A) neither the Company nor any of the Subsidiaries is subject to any order, decree or agreement requiring, or otherwise obligated or required to perform any response or corrective action relating to any Hazardous Materials and (B) there are no past or present actions, events, operations or activities which could reasonably be expected to prevent or interfere with compliance by the Company or any Subsidiary with any applicable Environmental Law or to result in liability (including, without limitation, fines or penalties) under any applicable Environmental Law.

For purposes of this Agreement, the following terms shall have the following meanings: “Environmental Law” means any federal, state, provincial, local or municipal or foreign statute, law, rule, regulation, ordinance, code or rule of civil or common law and any judicial or administrative interpretation thereof, including any judicial or administrative order, consent decree or judgment binding on any of the Company or the Subsidiaries, relating to pollution or protection of the environment (including, without limitation, ambient air, surface water, groundwater, land surface or subsurface strata), natural resources (including, without limitation, flora and fauna), health or safety including, without limitation, laws and regulations relating to the release of chemicals, pollutants, contaminants, wastes, substances and constituents, petroleum or petroleum products subject to regulation or which can give rise to liability under Environmental Laws (collectively, “Hazardous Materials”) or to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of Hazardous Materials.

(aa) The Company is not and, after giving effect to the offering and issuance of the Notes and the other transactions contemplated to occur in connection therewith (all as described in the Offering Memorandum), will not be an “investment company” within the meaning of the Investment Company Act of 1940, as amended, without taking account any exemption arising out of the number of holders of the Company’s securities.

(bb) None of the Company or the Subsidiaries or any of such entities’ directors, officers, employees, agents or controlling persons has taken, directly or indirectly, any action designed, or that might reasonably be expected, to cause or result, under the Securities Act or otherwise, in, or that has constituted, stabilization or manipulation of the price of the Securities.

(cc) None of the Company, the Subsidiaries or any of their respective Affiliates (as defined in Rule 501(b) of Regulation D under the Securities Act) directly, or through any agent, (i) sold, offered for sale, solicited offers to buy or otherwise negotiated in respect of any “security” (as defined in the Securities Act) which is or could be integrated with the sale of the Securities in a manner that would require the registration under the Securities Act of the Securities or (ii) engaged in connection with the offering of the Notes, (A) in any form of general solicitation or general advertising (as those terms are used in Regulation D under the Securities Act) in connection with the offering of the Securities, (B) in any manner involving a public offering within the meaning of Section 4(2) of the Securities Act or (C) in any advertisement or the distribution of the Securities in printed or electronic media of general and regular circulation, radio or television in any Province of Canada (the “Canadian Provinces”). Assuming the accuracy of the representations and warranties of the Initial Purchaser in Section 9 hereof, it is not necessary in connection with the offer, sale and delivery of the Securities to the Initial Purchaser in the manner contemplated by this Agreement to register any of the Securities under the Securities Act or to qualify the Indenture under the Trust Indenture Act.

(dd) The New Notes satisfy the eligibility requirements of Rule 144A(d)(3) under the Securities Act.

(ee) Except as set forth in the Final Memorandum or as would not, individually or in the aggregate, have a Material Adverse Effect, there is no strike, slowdown or work stoppage with the employees of the Company or any of the Subsidiaries.

(ff) No holder of securities of the Company or any Subsidiary will be entitled to have such securities registered under the registration statements required to be filed by the Company pursuant to the Registration Rights Agreement other than as expressly permitted thereby.

(gg) The statistical and market and industry-related data included in the Final Memorandum are based on or derived from sources which the Issuers believe to be reliable and accurate or represent the Issuers’ good faith estimates that are made on the basis of data derived from such sources.

(hh) Except as stated in the Final Memorandum or as may be payable to the Initial Purchaser hereunder, there are no claims for services in the nature of a finder’s fee, broker’s fee or commission, financial advisory fee, or the like with respect to the offering of the Securities.

(ii) None of the Company, the Subsidiaries, any of their respective Affiliates or any person acting on its or their behalf (other than the Initial Purchaser) has engaged in any directed selling efforts (as that term is defined in Regulation S under the Securities Act (“Regulation S”)) with respect to the Securities and the Company, the Subsidiaries and their respective Affiliates and any person acting on its or their behalf have acted in accordance with the offering restrictions requirement of Regulation S.

(jj) CanWest Global Communications Corporation’s and CanWest Media Inc.’s most recent Annual Reports as filed on Form 40-F or Form 20-F, as applicable, and each of their respective reports on Form 6-K filed within the last twelve months complied, at the time they were filed, in all material respects with the applicable Canadian provincial (in the case of CanWest Global Communications Corporation) and United States federal securities laws and do not include an untrue statement of material fact or omit to state a material fact required to be stated therein or necessary to make statements therein, in the light of the circumstances under which they were made, not misleading.

Any certificate signed by any officer of the Company or any Subsidiary and delivered to the Initial Purchaser or to counsel for the Initial Purchaser shall be deemed a joint and several representation and warranty by the Issuers to the Initial Purchaser as to the matters covered thereby.

3. Purchase, Sale and Delivery of the Securities. On the basis of the representations, warranties, agreements and covenants herein contained and subject to the terms and conditions herein set forth, the Company agrees to issue and sell to the Initial Purchaser, and the Initial Purchaser agrees to purchase from the Company, the entire principal amount of the Notes at 104.00% of their principal amount.

The Initial Purchaser shall receive a commission equal to 1.50% of the aggregate principal amount of the Notes. The payment of such commission may be set off against the payment of the purchase price paid by the Initial Purchaser.

One or more certificates in definitive form for the Notes and the related Guarantees that the Initial Purchaser has agreed to purchase hereunder, and in such denomination or denominations and registered in such name or names as the Initial Purchaser requests upon notice to the Company at least 48 hours prior to the Closing Date shall be delivered by or on behalf of the Company, against payment by or on behalf of the Initial Purchaser, of the purchase price therefor by wire transfer of immediately available funds to the account of the Company previously designated by it in writing. Such delivery of and payment for the Notes and the related Guarantees shall be made at the offices of Cahill Gordon & Reindel LLP at 9:00 A.M., New York time, on November 18, 2004, or at such other location date as the Initial Purchaser and the Company may agree upon, such time and date of delivery against payment being herein referred to as the “Closing Date.” The Company will make such certificate or certificates for the Notes and the related Guarantees available for review by the Initial Purchaser at the offices in New York, New York of Citigroup Global Markets Inc. (“Citigroup”), or at such other place as the Initial Purchaser may designate, not later than 1:00 P.M. on the Business Day prior to the Closing Date.

4. Offering by the Initial Purchaser. The Initial Purchaser proposes to make an offering of the Securities at the price and upon the terms set forth in the Final Memorandum as soon as practicable after this Agreement is entered into and as in the judgment of the Initial Purchaser is advisable.

5. Certain Covenants. The Issuers jointly and severally covenant and agree with the Initial Purchaser that:

(i) The Issuers will not amend or supplement the Final Memorandum or any amendment or supplement thereto unless (A) the Initial Purchaser shall have been advised and furnished a copy for a reasonable period of time prior to the proposed amendment or supplement and (B) the Initial Purchaser shall have given its consent (which consent shall not be unreasonably withheld). The Issuers will promptly, upon the reasonable request of the Initial Purchaser or counsel for the Initial Purchaser, make any amendments or supplements to the most recent Preliminary Memoranda or the Final Memorandum that may be necessary in connection with the resale of the Securities by the Initial Purchaser in the manner contemplated by the Final Memorandum.

(ii) The Issuers will cooperate with the Initial Purchaser in arranging for the qualification of the Securities for offering and sale under the securities or “Blue Sky” laws of such jurisdictions in the United States as the Initial Purchaser may designate and will continue such qualifications in effect for as long as may be necessary to complete the resale of the Securities by the Initial Purchaser; provided, however, that in connection therewith none of the Issuers shall be required to qualify as a foreign corporation or to execute a general consent to service of process in any jurisdiction or to take any other action that would subject it to general service of process or to taxation in excess of a nominal amount in respect of doing business in any jurisdiction in which it is not otherwise subject.

(iii) If, at any time prior to the completion of the resale by the Initial Purchaser of the Notes, any event shall occur as a result of which it is necessary, in the reasonable opinion of counsel for the Initial Purchaser, to amend or supplement the Final Memorandum, in order to make such Final Memorandum not misleading in the light of the circumstances existing at the time it is delivered to a purchaser or if for any other reason it shall be necessary to amend or supplement the Final Memorandum in order to comply with applicable laws, rules or regulations, the Issuers shall (subject to Section 5(i)) forthwith amend or supplement such Final Memorandum at their own expense so that, as so amended or supplemented, such Final Memorandum will not include an untrue statement of a material fact or omit to state a material fact necessary in order to make the statements therein, in the light of the circumstances existing at the time it is delivered to a purchaser, not misleading and will comply with all applicable laws, rules or regulations.

(iv) The Issuers will, without charge, provide to the Initial Purchaser and to counsel for the Initial Purchaser as many copies of each of the Preliminary Memoranda or Final Memorandum or any amendment or supplement thereto as the Initial Purchaser may reasonably request.

(v) None of the Issuers or any of their respective Affiliates will sell, offer for sale or solicit offers to buy or otherwise negotiate in respect of any “security” (as defined in the Securities Act) which could be integrated with the sale of the Securities in a manner which would require the registration under the Securities Act of the Securities.

(vi) The Company will apply the net proceeds from the sale of the Securities as set forth under “Use of Proceeds” in the Final Memorandum.

(vii) Prior to the Closing Date, the Company will furnish to the Initial Purchaser, as soon as they have been prepared by or are available to the Company, a copy of any consolidated financial statements of the Company and the Subsidiaries, for any period subsequent to the period covered by the most recent financial statements appearing in the Final Memorandum.

(viii) The Company will not, and will not permit any of the Subsidiaries to, engage in any form of general solicitation or general advertising (as those terms are used in Regulation D under the Securities Act) in connection with the offering of the Securities or in any manner involving a public offering within the meaning of Section 4(2) of the Securities Act.

(ix) For so long as any of the Securities remain outstanding, the Company will make available at its expense, upon request, to any holder of Securities and any prospective purchasers thereof the information specified in Rule 144A(d)(4) under the Securities Act, unless the Company is then subject to Section 13 or 15(d) of the Exchange Act.

(x) The Issuers will use their reasonable best efforts to (i) permit the Securities to be designated PORTAL securities in accordance with the rules and regulations adopted by the National Association of Securities Dealers, Inc. (the “NASD”) relating to trading in the NASD’s Portal Market (the “Portal Market”) and (ii) permit the

Securities to be eligible for clearance and settlement through The Depository Trust Company.

(xi) If this Agreement shall terminate or shall be terminated after execution pursuant to any provision hereof (other than by reason of a default or omission by the Initial Purchaser of its obligations hereunder) or if this Agreement shall be terminated by the Initial Purchaser because of any failure or refusal on the part of the Issuers to comply with the terms or fulfill any of the conditions of this Agreement, the Company agrees to reimburse the Initial Purchaser for all reasonable out-of-pocket expenses (including fees and expenses of counsel for the Initial Purchaser) incurred by the Initial Purchaser in connection herewith, but in no event will the Company be liable to the Initial Purchaser for damages on account of loss of anticipated profits from the sale of the Securities.

(xii) For so long as the Initial Purchaser continues to distribute Securities, the Issuers will file, within the time periods prescribed by the applicable Canadian Securities Laws, such documents and reports as may be required to be filed by the Issuers with Canadian Securities Regulators under the applicable Canadian Securities Laws relating to the private placement of Securities by the Initial Purchaser; provided that the Initial Purchaser has delivered a request to effect such filings together with such information as to permit the Issuers to do so, and the Issuers will pay any filing fee prescribed with respect thereto.

(xiii) The Issuers will use their reasonable best efforts to do and perform all things required to be done and performed by them under this Agreement and any other Basic Documents prior to or after the Closing Date and to satisfy all conditions precedent on their part to the obligations of the Initial Purchaser to purchase and accept delivery of the Securities.

6. Expenses. Notwithstanding any termination of this Agreement, the Issuers jointly and severally agree to pay the following costs and expenses and all other costs and expenses incident to the performance by the Issuers of their obligations hereunder: (i) the negotiation, preparation, printing, typing, reproduction, execution and delivery of this Agreement and of the other Basic Documents, any amendment or supplement to or modification of any of the foregoing and any and all other documents furnished pursuant hereto or thereto or in connection herewith or therewith; (ii) the preparation, printing or reproduction of the Preliminary Memoranda, the Final Memorandum and each amendment or supplement to any of them; (iii) the printing (or reproduction) and delivery (including postage, air freight charges and charges for counting and packaging) of such copies of the Preliminary Memoranda, the Final Memorandum and all amendments or supplements to any of them as may be reasonably requested for use in connection with the offering and sale of the Securities; (iv) the preparation, printing, authentication, issuance and delivery of certificates for the Notes and the related Guarantees, including any stamp taxes in connection with the original issuance and sale of the Securities and trustees’ fees; (v) the reproduction and delivery of this Agreement and the other Basic Documents, the preliminary and supplemental “Blue Sky” memoranda and all other agreements or documents reproduced and delivered in connection with the offering of the Securities; (vi) the registration or qualification of the Securities for offer and sale under the securities or Blue Sky laws of the several states (including filing fees and the fees, expenses and disbursements of Cahill Gordon & Reindel LLP, counsel to the Initial Purchaser, relating to such registration and qualification) and the filing with the Canadian Securities Regulators in each of the Relevant Provinces in which sales are made of private placement notices or similar documents (including filing fees and the reasonable fees and disbursements of Davies Ward Phillips & Vineberg LLP, Canadian counsel to the Initial Purchaser, relating to such filings); (vii) any filings required to be made with the NASD (including the fees and disbursements of Cahill Gordon & Reindel LLP, counsel to the Initial Purchaser, in respect thereof and in connection with obtaining an opinion of the NASD concerning the fairness of the terms and arrangements of the underwriting of the Securities); (viii) the transportation and other expenses incurred by or on behalf of representatives of the Company and the Initial Purchaser in connection with presentations to prospective purchasers of the Securities; (ix) the fees and expenses of the Company’s accountants and the fees and expenses of counsel (including local and special counsel) for the Issuers; (x) fees and expenses of the Trustee including fees and expenses of their respective counsel; (xi) all expenses and listing fees incurred in connection with the application for quotation of the Securities on the Portal Market; (xii) any fees charged by investment rating agencies for the rating of the Securities; (xiii) any stamp duty reserve tax or similar tax imposed by Canada or any political subdivision thereof upon the issuance or deposit by the Issuers of the Securities, the purchase by the Initial Purchaser of the Securities, the sale and delivery of the Securities by the Initial Purchaser and the execution and delivery of this Agreement, the Registration Rights Agreement, the Securities or the Indenture; and (xiv) all reasonable out-of-pocket expenses (including the reasonable fees and expenses of Cahill Gordon & Reindel LLP, counsel to the Initial Purchaser, and Davies Ward Phillips & Vineberg LLP, Canadian counsel to the Initial Purchaser) incurred by the Initial Purchaser in connection with the offering of the Securities.

7. Conditions of the Parties’ Obligations. The obligation of the Initial Purchaser to purchase and pay for the Securities is subject to the accuracy of the representations and warranties contained herein, to the performance by the Issuers of their respective covenants and agreements hereunder and to the following additional conditions unless waived in writing by the Initial Purchaser:

(i) The Initial Purchaser shall have received an opinion in form and substance satisfactory to the Initial Purchaser and Cahill Gordon & Reindel LLP, counsel to the Initial Purchaser, dated the Closing Date, of Osler, Hoskin & Harcourt LLP, Canadian counsel to the Issuers and substantially in the form of Exhibit B hereto. In rendering such opinion, such counsel shall have received and may rely upon such certificates and other documents and information reasonably acceptable to the Initial Purchaser and Cahill Gordon & Reindel LLP, its counsel, as they may reasonably request to pass upon such matters; provided that it is acknowledged that certain opinions set forth in Exhibit B shall be delivered by Canadian local counsel listed in Annex A hereto directly to the Initial Purchaser.

(ii) The Initial Purchaser shall have received an opinion, in form and substance satisfactory to the Initial Purchaser and Cahill Gordon & Reindel LLP, counsel to the Initial Purchaser, dated as of the Closing Date, of Cleary, Gottlieb, Steen &

Hamilton, U.S. counsel to the Issuers, and substantially in the form of Exhibit C hereto. In rendering such opinion, such counsel to the Issuer shall have received and may rely upon such certificates and other documents and information as they may reasonably request to pass upon such matters.

(iii) The Initial Purchaser shall have received an opinion in form and substance satisfactory to the Initial Purchaser and Cahill Gordon & Reindel LLP, counsel to the Initial Purchaser, dated as of the Closing Date of (a) each of the parties named on Schedule 1 hereto, special foreign counsels to the Issuers and substantially in the form of Exhibit D hereto and (b) Richard Leipsic, the General Counsel of the Company and substantially in the form of Exhibit E hereto. In rendering its opinion, each such counsel shall have received and may rely upon such opinions, certificates and other documentation and information as they may reasonably request to pass upon such matters.

(iv) The Initial Purchaser shall have received an opinion, dated the Closing Date, of Cahill Gordon & Reindel LLP, counsel to the Initial Purchaser, with respect to the sufficiency of certain legal matters relating to this Agreement and such other related matters as the Initial Purchaser may reasonably require. In rendering such opinion, Cahill Gordon & Reindel LLP shall have received and may rely upon such certificates and other documents and information as they may reasonably request to pass upon such matters. In addition, in rendering their opinion, Cahill Gordon & Reindel LLP may state that their opinion is limited to matters of New York and United States federal law.

(v) The Initial Purchaser shall have received an opinion, dated as of the Closing Date, of Davies Ward Phillips & Vineberg LLP, Canadian counsel to the Initial Purchaser, with respect to the sufficiency of certain legal matters relating to this Agreement and such other related matters as the Initial Purchaser may reasonably require. In rendering such opinion, Davies Ward Phillips & Vineberg LLP shall have received and may rely upon such certificates and other documents and information as they may reasonably request to pass upon such matters.

(vi) The Initial Purchaser shall have received from PricewaterhouseCoopers, LLP, Chartered Accountants and PricewaterhouseCoopers, Chartered Accountants “comfort” letters dated the date hereof and the Closing Date, in form and substance reasonably satisfactory to the Initial Purchaser and Cahill Gordon & Reindel LLP, counsel to the Initial Purchaser.

(vii) The Initial Purchaser shall have received an executed copy of the amending agreement to the Credit Agreement, dated as of October 26, 2004, from the lenders who are parties to the Credit Agreement, which amending agreement shall effect the changes as described in the Final Memorandum under the section “Description of Credit Facility and Other Indebtedness — Credit Facility — Amendments to Senior Credit Agreement,” and such amending agreement shall be in full force and effect on the Closing Date.

(viii) The Company shall have effected or shall simultaneously effect the transactions as described in the Final Memorandum under the section “The Exchange Offer” and the Initial Purchaser shall be reasonably satisfied therewith.

(ix) The Initial Purchaser shall have received an officer’s certificate, dated as of the Closing Date, signed by an executive officer of the Company, which certificate shall attest to the accuracy of certain industry-related data included in the Final Memorandum, and such officer’s certificate shall be in form and substance reasonably satisfactory to the Initial Purchaser.

(x) The representations and warranties of the Issuers contained in this Agreement shall be true and correct in all material respects on and as of the Closing Date; the Issuers shall have complied in all material respects with all agreements and satisfied all conditions on their part to be performed or satisfied hereunder at or prior to the Closing Date.

(xi) There shall not have been any change in the capital stock of the Company or the Subsidiaries or any material increase in the consolidated short-term or long-term debt of the Company from that set forth or contemplated in the Final Memorandum and the Company and the Subsidiaries shall not have any liabilities or obligations, contingent or otherwise (whether or not in the ordinary course of business) that are material to the Company and the Subsidiaries, taken as a whole, other than those reflected in the Final Memorandum.

(xii) None of the issuance and sale of the Securities pursuant to this Agreement or any of the transactions contemplated by any of the other Basic Documents shall be enjoined (temporarily or permanently) and no restraining order or other injunctive order shall have been issued; and there shall not have been any legal action, order, decree or other administrative proceeding instituted or threatened against any of the Issuers or against the Initial Purchaser relating to the issuance of the Securities or the Initial Purchaser’s activities in connection therewith or any other transactions contemplated by this Agreement, the Final Memorandum or the other Basic Documents.

(xiii) Subsequent to the date of this Agreement and since the date of the most recent financial statements in the Final Memorandum (exclusive of any amendment or supplement thereto after the date hereof), there shall not have occurred (i) any change, or any development involving a prospective change, in or affecting the business, condition (financial or other), properties or results of operations of the Company and the Subsidiaries, taken as a whole, not contemplated by the Final Memorandum that, in the opinion of the Initial Purchaser, would materially adversely affect the market for the Securities, or (ii) any event or development relating to or involving any of the Company or the Subsidiaries or any of the officers or directors of the Company or the Subsidiaries that results in the Final Memorandum containing an untrue statement of a material fact or that, in the opinion of the Issuers and their counsel or the Initial Purchaser and its counsel, requires the making of any addition to or change in the Final Memorandum in order to state a material fact required by any applicable law, rule or regulation to be stated therein or necessary in order to make the statements made therein not misleading.

(xiv) The Initial Purchaser shall have received certificates, dated the Closing Date and signed by the chief executive officer, chief financial officer or president or vice president of the Company to the effect that:

(a) All of the representations and warranties of the Issuers set forth in this Agreement are true and correct in all material respects as if made on and as of the Closing Date and the Issuers have complied in all material respects with all agreements and satisfied all conditions on their part to be performed or satisfied at or prior to the Closing Date.

(b) The issuance and sale of the Securities pursuant to this Agreement or the Final Memorandum and the consummation of the transactions contemplated by the other Basic Documents have not been enjoined (temporarily or permanently) and no restraining order or other injunctive order has been issued and there has not been any legal action, order, decree or other administrative proceeding instituted or to the knowledge of the Company threatened against any of the Issuers relating to the issuance of the Securities or the Initial Purchaser’s activities in connection therewith or the application of the proceeds therefrom substantially as described in the Final Memorandum under “Use of Proceeds,” or in connection with any other transactions described in or contemplated by this Agreement or the Final Memorandum or the other Basic Documents.

(c) Subsequent to the date of this Agreement and since the date of the most recent financial statements in the Final Memorandum (exclusive of any amendment or supplement thereto after the date hereof), there has not occurred (i) any change, or any development involving a prospective change, in or affecting the business, condition (financial or other), properties, prospects or results of operations of the Company and the Subsidiaries, taken as a whole, not contemplated by the Final Memorandum that would materially adversely affect the market for the Securities, or (ii) any event or development relating to or involving any Company and the Subsidiaries or any of the respective officers or directors of the Company and the Subsidiaries that makes the Final Memorandum contain an untrue statement of material fact or that requires the making of any addition to or change in the Final Memorandum in order to state a material fact required by any applicable law, rule or regulation to be stated therein or necessary in order to make the statements made therein not misleading.

(d) There has not been any change in the capital stock of the Company and the Subsidiaries nor any material increase in the consolidated short-term or long-term debt of the Company and the Subsidiaries from that set forth or contemplated in the Final Memorandum and the Company and the Subsidiaries have no liabilities or obligations, contingent or otherwise (whether or not in the ordinary course of business) that are material to the Company and the Subsidiaries, taken as a whole, other than those reflected in the Final Memorandum.

(e) At the Closing Date and after giving effect to the consummation of the transactions contemplated by this Agreement and the other Basic Documents, there exists no Default or Event of Default (as defined in the Indenture).

(xv) All proceedings taken in connection with the issuance of the Securities and the transactions contemplated by this Agreement and the other Basic Documents and all documents and papers relating thereto shall be satisfactory to the Initial Purchaser and counsel to the Initial Purchaser acting reasonably. The Initial Purchaser and counsel to the Initial Purchaser shall have received copies of such papers and documents as it may reasonably request in connection therewith, all in form and substance reasonably satisfactory to it.

(xvi) The Company shall apply the proceeds from the issuance and sale of the Notes as described under “Use of Proceeds” in the Final Memorandum.

(xvii) Subsequent to the execution and delivery of this Agreement and on or prior to the Closing Date, there shall not have been any decrease in the rating of any of the Company’s debt securities by any “nationally recognized statistical rating organization” (as defined for purposes of Rule 436(g) under the Securities Act) or any notice given of any intended or potential decrease in any such rating or of a possible change in any such rating that does not indicate the direction of the possible change.

(xviii) On or before the Closing Date, the Initial Purchaser shall have received the Registration Rights Agreement and the Indenture, each executed by the Issuers and such agreements shall be in full force and effect at all times from and after the Closing Date.

(xix) The Issuers shall have furnished or caused to be furnished to the Initial Purchaser such further certificates and documents as the Initial Purchaser shall have reasonably requested.

All such opinions, certificates, letters, schedules, documents or instruments delivered pursuant to this Agreement will comply with the provisions hereof only if they are reasonably satisfactory in all material respects to the Initial Purchaser and counsel to the Initial Purchaser. The Issuers shall furnish to the Initial Purchaser such conformed copies of such opinions, certificates, letters, schedules, documents and instruments in such quantities as the Initial Purchaser shall reasonably request.

8. Indemnification and Contribution. (a) Each Issuer jointly and severally agrees to indemnify and hold harmless the Initial Purchaser, each director, officer, employee or agent of the Initial Purchaser and each person, if any, who controls the Initial Purchaser within the meaning of the Securities Act or the Exchange Act, against any and all losses, claims, damages, liabilities or expenses to which the Initial Purchaser or such director, officer, employee, agent or controlling person may become subject under the Securities Act, the Exchange Act or other Federal, state or Canadian provincial statutory law or regulation, at common law or otherwise, insofar as any such losses, claims, damages, liabilities or expenses (or actions in respect thereof) arise out of or are based upon:

(i) any untrue statement or alleged untrue statement of any material fact contained in (A) the Preliminary Memoranda or the Final Memorandum or any amendment or supplement thereto or (B) any application or other document, or any amendment or supplement thereto, executed by any Issuer or based upon written information furnished by or on behalf of any Issuer filed in any jurisdiction in order to qualify the Securities under the securities or “Blue Sky” laws thereof or filed with the Commission or any securities association or securities exchange (collectively, the “Documents”); or

(ii) the omission or alleged omission to state, in the Preliminary Memoranda or the Final Memorandum or any amendment or supplement thereto, or any of the Documents, a material fact required to be stated therein or necessary to make the statements therein not misleading, and will reimburse, as incurred, the Initial Purchaser and each such director, officer, employee, agent or controlling person for any legal or other expenses reasonably incurred by the Initial Purchaser or such director, officer, employee, agent or controlling person in connection with investigating, defending against or appearing as a third-party witness in connection with any such loss, claim, damage, liability, expense or action; provided, however, that none of the Issuers will be liable in any such case to the Initial Purchaser or any director, officer, employee, agent or controlling person of the Initial Purchaser to the extent that any such loss, claim, damages, liability expense or action arises out of or is based upon any untrue statement or alleged untrue statement or omission or alleged omission made in any of the Preliminary Memoranda or the Final Memorandum or any amendment or supplement thereto, or any Document, in reliance upon and in conformity with written information furnished to the Issuers by or on behalf of the Initial Purchaser specifically for use therein; and provided, further, that none of the Issuers will be liable to the Initial Purchaser or any director, officer, employee, agent or any person controlling the Initial Purchaser with respect to any such untrue statement or omission made in any of the Preliminary Memoranda that is corrected in the Final Memorandum (or any amendment or supplement thereto) if the person asserting any such loss, claim, damage, expense or liability purchased Securities from the Initial Purchaser in reliance upon any of the Preliminary Memoranda but was not sent or given a copy of the Final Memorandum (as amended or supplemented) that was made available by the Issuers to the Initial Purchaser at or prior to the written confirmation of the sale of the Securities to such person, unless such failure to deliver such Final Memorandum (as amended or supplemented) was a result of noncompliance by the Issuers with Section 5(iv) of this Agreement. This indemnity agreement will be in addition to any liability that the Issuers may otherwise have to the indemnified parties. The Issuers further agree that the indemnification, contribution and reimbursement commitments set forth in this Section 8 shall apply whether or not the Initial Purchaser is a formal party to any such lawsuits, claims or other proceedings. None of the Issuers will, without the prior written consent of the Initial Purchaser, settle or compromise or consent to the entry of any judgment in any pending or threatened claim, action, suit or proceeding in respect of which indemnification by the Initial Purchaser may be sought hereunder (whether or not the Initial Purchaser or any person who controls the Initial Purchaser within the meaning of the Securities Act or the Exchange Act is a party to such claim, action, suit or proceeding), unless such settlement, compromise or consent (i) includes an unconditional release of the Initial Purchaser and each such director, officer, employee, agent or controlling person from all liability arising out of such claim, action, suit or proceeding and (ii) does not include a statement as to, or an admission of, fault, culpability or a failure to act, by or on behalf of the Initial Purchaser or any such director, officer, employee, agent or controlling person.

(b) The Initial Purchaser will indemnify and hold harmless the Issuers, their respective directors, officers, employees and agents and each person, if any, who controls any of the Issuers within the meaning of the Securities Act or the Exchange Act against any losses, claims, damages or liabilities to which any of the Issuers or any such director, officer, employee, agent or controlling person may become subject under the Securities Act, the Exchange Act or otherwise, insofar as such losses, claims, damages or liabilities (or actions in respect thereof) arise out of or are based upon any untrue statement or alleged untrue statement of any material fact contained in any of the Preliminary Memoranda or the Final Memorandum or any amendment or supplement thereto or any Document, in each case to the extent, but only to the extent, that such untrue statement was made in reliance upon and in conformity with written information furnished to any of the Issuers by or on behalf of the Initial Purchaser specifically for use therein; and, subject to the limitation set forth immediately preceding this clause, will reimburse, as incurred, any legal or other expenses reasonably incurred by any of the Issuers or any such director, officer, employee, agent or controlling person in connection with investigating or defending against or appearing as a third-party witness in connection with any such loss, claim, damage, liability or action in respect thereof. This indemnity agreement will be in addition to any liability that the Initial Purchaser may otherwise have to the indemnified parties. The Issuers acknowledge that the only information furnished in writing by or on behalf of the Initial Purchaser for inclusion in the Preliminary Memoranda or the Final Memorandum is that referenced in Section 15 of this Agreement.

(c) Promptly after receipt by an indemnified party under this Section 8 of notice of the commencement of any action, such indemnified party will, if a claim in respect thereof is to be made against the indemnifying party under this Section 8, notify the indemnifying party in writing of the commencement thereof; but the omission so to notify the indemnifying party (i) will not relieve it from any liability that it may have to any indemnified party under Section 8(a) or (b) except to the extent that the indemnifying party is unaware of the commencement of such action and such omission results in the forfeiture by the indemnifying party of substantial rights and defenses and (ii) will not, in any event, relieve the indemnifying party from any obligations to any indemnified party, other than the indemnification obligations provided under Section 8(a) or (b). In case any such action is brought against any indemnified party, and such indemnified party notifies the indemnifying party of the commencement thereof, the indemnifying party will be entitled to participate therein and, to the extent that it may wish, jointly with any other indemnifying party similarly notified, to assume the defense thereof, with counsel reasonably satisfactory to such indemnified party; provided, however, that if the named parties in any such action (including any impleaded parties) include both the indemnified party and the indemnifying party and the indemnified party shall have reasonably concluded that (i) there may be one or more legal defenses available to it and/or (ii) other indemnified parties that are different from or additional to those available to any such indemnifying party such that joint representations would not be appropriate, and/or (iii) the use of counsel chosen by the indemnifying party to represent the indemnifying party would present such counsel with a conflict of interest causing the representation to be inappropriate under applicable professional standards, then the indemnifying parties shall not have the right to direct the defense of such action on behalf of such indemnified party or parties and such indemnified party or parties shall have the right to select separate counsel to defend such action on behalf of such indemnified party or parties. After notice from the indemnifying party to such indemnified party of its election so to assume the defense thereof and approval by such indemnified party of counsel appointed to defend such action, the indemnifying party will not be liable to such indemnified party under this Section 8 for any legal or other expenses, other than reasonable out-of-pocket costs of investigation, incurred by such indemnified party in connection with the defense thereof, unless (i) the indemnified party shall have employed separate counsel in accordance with the proviso to the immediately preceding sentence (it being understood, however, that in connection with such action the indemnifying party shall not be liable for the expenses of more than one separate counsel (in addition to local counsel) in any one action or separate but substantially similar actions in the same jurisdiction arising out of the same general allegations or circumstances, representing the indemnified parties under such paragraph (a) or paragraph (b), as the case may be, who are parties to such action or actions); (ii) the indemnifying party has authorized in writing the employment of counsel for the indemnified party at the expense of the indemnifying parties; or (iii) the indemnifying party shall have failed to assume the defense or retain counsel reasonably satisfactory to the indemnified party. No indemnifying party shall be liable for the costs and expenses of any settlement of any such claim or action effected without its written consent, but if settled with the written consent of such indemnifying party, such indemnifying party agrees to indemnify and hold harmless the indemnified party from and against any loss or liability by reason of such settlement. Notwithstanding the foregoing sentence, if at any time an indemnified party shall have requested an indemnifying party to reimburse the indemnified party for fees and expenses of counsel as contemplated by the third sentence of this paragraph, then the indemnifying party agrees that it shall be liable for any settlement of any proceeding effected without its written consent if (i) such settlement is entered into more than 60 days after receipt by such indemnifying party of the aforesaid request, (ii) such indemnifying party shall not have reimbursed the indemnified party in accordance with such request prior to the date of such settlement and (iii) such indemnified party shall have given the indemnifying party at least 30 days’ prior notice of its intention to settle. An indemnifying party will not, without prior written consent of the indemnified parties, settle any claim or action in respect of which indemnification or contribution may be sought hereunder (whether or not the indemnified parties are actual or potential parties to such claim or action) unless such settlement includes an unconditional release of each indemnified party from all liability arising out of such claim or action.

(d) In circumstances in which the indemnity agreement provided for in the preceding paragraphs of this Section 8 is unavailable or insufficient to hold harmless an indemnified party in respect of any losses, claims, damages, expenses or liabilities (or actions in respect thereof), each indemnifying party, in order to provide for just and equitable contribution, shall contribute to the amount paid or payable by such indemnified party as a result of such losses, claims, damages, expenses or liabilities (or actions in respect thereof) in such proportion as is appropriate to reflect (i) the relative benefits received by the indemnifying party or parties on the one hand and the indemnified party on the other from the offering of the Securities or (ii) if the allocation provided by the foregoing clause (i) is not permitted for any reason, not only such relative benefits but also the relative fault of the indemnifying party or parties on the one hand and the indemnified party on the other in connection with the statements or omissions or alleged statements or omissions that resulted in such losses, claims, damages, expenses or liabilities (or actions in respect thereof). The relative benefits received by the Issuers on the one hand and the Initial Purchaser on the other shall be deemed to be in the same proportion as the total proceeds from the offering of the Securities (before deducting expenses) received by the Issuers bear to the total discounts and commissions received by the Initial Purchaser. The relative fault of the parties shall be determined by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or the omission or alleged omission to state a material fact relates to information supplied by the Issuers on the one hand or the Initial Purchaser on the other, the parties’ relative intent, knowledge, access to information and opportunity to correct or prevent such statement or omission, and any other equitable considerations appropriate in the circumstances. The amount paid or payable by a party as a result of the losses, claims, damages and liabilities referred to above shall be deemed to include any legal or other fees or expenses incurred by such party in connection with investigating or defending any such claim. The Issuers and the Initial Purchaser agree that it would not be equitable if the amount of such contribution were determined by pro rata or per capita allocation (even if the Issuers on the one hand and the Initial Purchaser on the other hand were treated as one entity for such purpose) or by any other method of allocation that does not take into account the equitable considerations referred to in the first sentence of this paragraph (d). Notwithstanding any other provision of this paragraph (d), the Initial Purchaser shall not be obligated to make contributions hereunder that in the aggregate exceed the total discounts and commissions received by the Initial Purchaser under this Agreement, less the aggregate amount of any damages that the Initial Purchaser has otherwise been required to pay by reason of the untrue or alleged untrue statements, and no person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution from any person who was not guilty of such fraudulent misrepresentation. For purposes of this paragraph (d), each director, officer, employee or agent of and each person, if any, who controls the Initial Purchaser within the meaning of the Securities Act or the Exchange Act shall have the same rights to contribution as the Initial Purchaser, and each director, officer, employee and agent of any of the Issuers and each person, if any, who controls any of the Issuers within the meaning of the Securities Act or the Exchange Act shall have the same rights to contribution as the Issuers.

(e) Notwithstanding anything to the contrary in this Section 8, the indemnification and contribution provisions of the Registration Rights Agreement shall govern any claim with respect thereto.

9. Offering of Securities; Restrictions on Transfer. (a) The Initial Purchaser represents and warrants that it is a QIB. The Initial Purchaser agrees with the Issuers that (i) it has not solicited and will not solicit offers for, or offer or sell, the Securities by any form of general solicitation or general advertising (as those terms are used in Regulation D under the Securities Act) or in any manner involving a public offering within the meaning of Section 4(2) of the Securities Act; and (ii) it has solicited and will solicit offers for the Securities only from, and will offer the Securities only to, (A) in the case of offers inside the United States (x) persons who the Initial Purchaser reasonably believes to be QIBs or, if any such person is buying for one or more institutional accounts for which such person is acting as fiduciary or agent, only when such person has represented to the Initial Purchaser that each account is a QIB, to whom notice has been given that such sale or delivery is being made in reliance on Rule 144A and, in each case, in transactions under Rule 144A or (y) a limited number of other institutional investors reasonably believed by the Initial Purchaser to be Accredited Investors and (B) in the case of offers outside the United States, persons other than U.S. persons (“foreign purchasers,” which term shall include dealers or other professional fiduciaries in the United States acting on a discretionary basis for foreign beneficial owners (other than an estate or trust)); provided, that it has not solicited and will not solicit offers for the Securities from, and will not offer the Securities to, or for the account or benefit of, a resident of Canada or within Canada, except those persons that Initial Purchaser reasonably believes are “accredited investors” or “sophisticated purchasers” (as defined under applicable Canadian Securities Laws); provided, further, that, in the case of this clause (B), in purchasing such Securities such persons are deemed to have so represented and agreed as provided under the captions “Notice to Investors” and (with respect to the Canadian Offering Memorandum) “Representation and Agreement by Purchasers” contained in the Final Memorandum.

(b) The Initial Purchaser represents and warrants with respect to offers and sales outside the United States that (i) it has complied and will comply with all applicable laws and regulations in each jurisdiction in which it acquires, offers, sells or delivers Securities or has in its possession or distributes any Memorandum or any such other material, in all cases at its own expense; (ii) the Securities have not been and will not be offered or sold within the United States or to, or for the account or benefit of, U.S. persons except in accordance with Regulation S under the Securities Act or pursuant to an exemption from the registration requirements of the Securities Act; (iii) it has offered the Securities and will offer and sell the Securities (A) as part of its distribution at any time and (B) otherwise until 40 days after the later of the commencement of the offering and the Closing Date, only in accordance with Rule 903 of Regulation S and, accordingly, neither it nor any persons acting on its behalf have engaged or will engage in any directed selling efforts (within the meaning of Regulation S) with respect to the Securities, and any such persons have complied and will comply with the offering restrictions requirement of Regulation S; and (iv) it agrees that, at or prior to confirmation of sales of the Securities, it will have sent to each distributor, dealer or person receiving a selling concession, fee or other remuneration that purchases Securities from it during the restricted period a confirmation or notice to substantially the following effect:

“The securities covered hereby have not been registered under the United States Securities Act of 1933, as amended (the “Securities Act”), and may not be offered and sold within the United States or to, or for the account or benefit of, U.S. persons (i) as part of the distribution of the securities at any time or (ii) otherwise until 40 days after the later of the commencement of the offering and the closing date of the offering, except in either case in accordance with Regulation S (or Rule 144A if available) under the Securities Act. Terms used above have the meaning given to them in Regulation S.”

(c) In connection with offers and sales in Canada, the Initial Purchaser represents and warrants (A) that it will not offer, sell or deliver Securities directly or indirectly in Canada (i) except pursuant to exemptions from the prospectus requirements of applicable Canadian Securities Laws and (ii) in violation of Canadian Securities Laws and (B) that (i) it is properly registered under the Canadian Securities Laws of each of the Relevant Provinces, (ii) it will distribute Securities in any Relevant Provinces only through affiliates which are properly registered under the Canadian Securities Laws of such Relevant Provinces and in any such case will distribute the Securities only in accordance with such registration or (iii) it will distribute Securities in any Relevant Province only in accordance with exemptions from the registration requirements of applicable Canadian Securities Laws.

(d) The Initial Purchaser acknowledges that the Securities have not been registered or qualified, and other than pursuant to the Issuers’ obligations under the Registration Rights Agreement, will not be registered under the Securities Act or qualified under Canadian Securities Laws and may not be offered or sold within the United States to or for the account or benefit of U.S. persons except in accordance with paragraph (a) hereof or offered or sold in Canada except in accordance with paragraph (c) hereof.

(e) The Initial Purchaser represents and warrants that neither it nor any of its affiliates has entered and will not enter into any contractual arrangement or understanding with any person with respect to the distribution of the Securities, except with the prior written consent of the Issuers.

(f) The Initial Purchaser represents and warrants that neither it nor its Affiliates or any person acting on its or its Affiliates’ behalf has made or will make offers or sales of the Securities in the Relevant Provinces by means of any printed or electronic media of general and regular paid circulation, radio or television or any other form of advertising.

(g) The Initial Purchaser represents and warrants that it will provide the Company with information regarding the sale of the Securities to purchasers in the Relevant Provinces required to be filed under applicable Canadian Securities Laws and will cooperate with the Company in ensuring that such post-trade filings are made within the time periods specified under such laws.

Terms used in this Section 9 and not defined in this Agreement have the meanings given to them in Regulation S.

10. Survival Clause. The respective representations, warranties, agreements, covenants, indemnities and other statements of the Issuers, their respective officers and the Initial Purchaser set forth in this Agreement or made by or on behalf of them, respectively, pursuant to this Agreement shall remain in full force and effect, regardless of (i) any investigation made by or on behalf of the Issuers, any of their respective officers or directors, the Initial Purchaser or any controlling person referred to in Section 8 hereof and (ii) delivery of, payment for or disposition of the Securities, and shall be binding upon and shall inure to the benefit of any successors, assigns, heirs or personal representatives of the Issuers, the Initial Purchaser and indemnified parties referred to in Section 8 hereof. The respective agreements, covenants, indemnities and other statements set forth in Sections 6 and 8 hereof shall remain in full force and effect, regardless of any termination or cancellation of this Agreement.

11. Termination. (a) This Agreement may be terminated in the sole discretion of the Initial Purchaser by notice to the Issuers given in the event that the Issuers shall have failed, refused or been unable to satisfy all conditions on their part to be performed or satisfied hereunder on or prior to the Closing Date or if at or prior to the Closing Date:

(i) any of the Company or the Subsidiaries shall have sustained any loss or interference with respect to their respective businesses or properties from fire, flood, hurricane, earthquake, accident or other calamity, whether or not covered by insurance, or from any labor dispute or any legal or governmental proceeding, which loss or interference, in the sole judgment of the Initial Purchaser, has had or has a Material Adverse Effect, or there shall have been any material adverse change, or any development involving a prospective material adverse change (including without limitation a change in management or control of the Company or any Subsidiary), in the business, condition (financial or other), properties, prospects or results of operations of the Company and the Subsidiaries, taken as a whole, except as described in or contemplated by the Final Memorandum (exclusive of any amendment or supplement thereto);

(ii) trading in securities of the Company or in securities generally on the New York Stock Exchange, the American Stock Exchange, the Nasdaq National Market or the Toronto Stock Exchange shall have been suspended or minimum or maximum prices shall have been established on any such exchange;

(iii) a banking moratorium shall have been declared by the New York state, United States federal or Canadian federal authorities;

(iv) there shall have been (A) an outbreak or escalation of hostilities between the United States or Canada, on the one hand, and any foreign power, on the other, (B) an outbreak or escalation of any other insurrection or armed conflict involving the United States or Canada or any other national or international calamity or emergency, or (C) any material change in the financial markets of the United States or Canada that, in the case of (A), (B) or (C) above, in the sole judgment of the Initial Purchaser, makes it impracticable or inadvisable to proceed with the delivery of the Securities as contemplated by the Final Memorandum, as amended as of the date hereof; or

(v) there shall have been any announcement by any “nationally recognized statistical rating organization,” as defined for purposes of Rule 436(g) under the Securities Act, that (A) it is downgrading its rating assigned to the Securities, or (B) it is reviewing its rating of the Securities with a view to possible downgrading, or with negative implications, or direction not determined.

(b) Termination of this Agreement pursuant to this Section 11 shall be without liability of any party to any other party except as provided in Section 10 hereof.

12. Notices. All communications hereunder shall be in writing and, (i) if sent to the Initial Purchaser, shall be hand delivered, mailed by first-class mail, couriered by next-day air courier or telecopied and confirmed in writing to Citigroup Global Markets Inc., 388 Greenwich Street, New York, New York 10013, Attention: General Counsel, and with a copy (which shall not constitute notice) to Cahill Gordon & Reindel LLP, 80 Pine Street, New York, New York 10005, Attention: Geoffrey E. Liebmann, Esq. and (ii) if sent to any of the Issuers, shall be hand delivered, mailed by first-class mail, couriered by next-day air courier or telecopied and confirmed in writing to CanWest Media Inc., 31st Floor, CanWest Global Place, 201 Portage Avenue, Winnipeg, MB R3B 3L7 Canada, Attention: Legal Department, and with copies (which shall not constitute notice) to Osler, Hoskin & Harcourt LLP, Box 50, 1 First Canadian Place, Toronto, Ontario, Canada M5X 1B8, Attention: Linda Robinson and to Cleary, Gottlieb, Steen & Hamilton, One Liberty Plaza, New York, New York 10006, Attention: David Lopez.

All such notices and communications shall be deemed to have been duly given: when delivered by hand, if personally delivered; five business days after being deposited in the mail, postage prepaid, if mailed within the country to which it is addressed; one business day after being timely delivered to a next-day air courier guaranteeing overnight delivery; and when receipt is acknowledged by the addressee, if telecopied.

13. Successors. This Agreement shall inure to the benefit of and be binding upon the Initial Purchaser and each of the Issuers and their respective successors and legal representatives, and nothing expressed or mentioned in this Agreement is intended or shall be construed to give any other person any legal or equitable right, remedy or claim under or in respect of this Agreement, or any provisions herein contained; this Agreement and all conditions and provisions hereof being intended to be and being for the sole and exclusive benefit of such persons and for the benefit of no other person except that (i) the indemnities of the Issuers contained in Section 8 of this Agreement shall also be for the benefit of the directors, officers, employees and agents and any person or persons who control the Initial Purchaser within the meaning of the Securities Act or the Exchange Act and (ii) the indemnities of the Initial Purchaser contained in Section 8 of this Agreement shall also be for the benefit of the directors, officers, employees and agents of the Issuers and any person or persons who control any Issuer within the meaning of the Securities Act or the Exchange Act. No purchaser of Securities from the Initial Purchaser will be deemed a successor because of such purchase.

14. No Waiver; Modifications in Writing. No failure or delay on the part of any Issuer or the Initial Purchaser in exercising any right, power or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right, power or remedy preclude any other or further exercise thereof or the exercise of any other right, power or remedy. The remedies provided for herein are cumulative and are not exclusive of any remedies that may be available to any Issuer or the Initial Purchaser at law or in equity or otherwise. No waiver of or consent to any departure by any Issuer or the Initial Purchaser from any provision of this Agreement shall be effective unless signed in writing by the party entitled to the benefit thereof; provided that notice of any such waiver shall be given to each party hereto as set forth below. Except as otherwise provided herein, no amendment, modification or termination of any provision of this Agreement shall be effective unless signed in writing by or on behalf of each of the Issuers and the Initial Purchaser. Any amendment, supplement or modification of or to any provision of this Agreement, any waiver of any provision of this Agreement, and any consent to any departure by the Issuers or the Initial Purchaser from the terms of any provision of this Agreement shall be effective only in the specific instance and for the specific purpose for which made or given. Except where notice is specifically required by this Agreement, no notice to or demand on the Issuers in any case shall entitle the Issuers to any other or further notice or demand in similar or other circumstances.

15. Information Supplied by the Initial Purchaser. The statements set forth in the final paragraph of the cover page of the Final Memorandum and the third and eleventh paragraphs under the heading “Plan of Distribution” in the Final Memorandum (to the extent such statements relate to the Initial Purchaser) constitute the only information furnished by the Initial Purchaser to the Issuers for purposes of Section 8 hereof.

16. Entire Agreement. This Agreement constitutes the entire agreement among the parties hereto and supersedes all prior agreements, understandings and arrangements, oral or written, among the parties hereto with respect to the subject matter hereof.

17. APPLICABLE LAW. THE VALIDITY AND INTERPRETATION OF THIS AGREEMENT, AND THE TERMS AND CONDITIONS SET FORTH HEREIN SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK, WITHOUT GIVING EFFECT TO ANY PROVISIONS RELATING TO CONFLICTS OF LAW. EACH OF THE ISSUERS HEREBY SUBMITS TO THE NON-EXCLUSIVE JURISDICTION OF THE FEDERAL AND NEW YORK STATE COURTS LOCATED IN THE CITY OF NEW YORK IN CONNECTION WITH ANY DISPUTE RELATED TO THIS AGREEMENT OR ANY MATTERS CONTEMPLATED HEREBY. SERVICE OF ANY PROCESS, SUMMONS, NOTICE OR DOCUMENT BY REGISTERED MAIL ADDRESSED TO SUCH ISSUER AT THE ADDRESS SET FORTH ABOVE SHALL BE EFFECTIVE SERVICE OF PROCESS AGAINST SUCH ISSUER FOR ANY SUIT, ACTION OR PROCEEDING BROUGHT IN ANY SUCH COURT. EACH OF THE ISSUERS IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY OBJECTION TO THE LAYING OF VENUE OF ANY SUCH SUIT, ACTION OR PROCEEDING BROUGHT IN ANY SUCH COURT AND ANY CLAIM THAT ANY SUCH SUIT, ACTION OR PROCEEDING HAS BEEN BROUGHT IN ANY SUCH COURT AND ANY CLAIM THAT ANY SUCH SUIT, ACTION OR PROCEEDING HAS BEEN BROUGHT IN AN INCONVENIENT FORUM. A FINAL JUDGMENT IN ANY SUCH SUIT, ACTION OR PROCEEDING BROUGHT IN ANY SUCH COURT MAY BE ENFORCED IN ANY OTHER COURTS TO WHOSE JURISDICTION SUCH ISSUER IS OR MAY BE SUBJECT, BY SUIT UPON JUDGMENT.

18. Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

19. Agent for Service and Waiver of Immunities. By the execution and delivery of this Agreement, the Issuers (i) acknowledge that they have designated and appointed CanWest International Corp., a Delaware corporation (“CWIC”) (and any successor entity), as their authorized agent upon which process may be served in any suit or proceeding arising out of or relating to this Agreement, the Securities or the Indenture that may be instituted in any federal or state court in the State of New York or brought under federal or state securities laws, and acknowledge that CWIC has accepted such designation, (ii) submit to the jurisdiction of any such court in any such suit or proceeding, and (iii) agree that service of process upon CWIC and written notices of said service to an Issuer in accordance with Section 12 shall be deemed effective service of process upon an Issuer in any such suit or proceeding. The Issuers further agree to take any reasonable action, including the execution and filing of any and all such documents and instruments, as may be necessary to continue such designation and appointment of CWIC in full force and effect so long as any of the Notes shall be outstanding; provided, however, that the Issuers may, by written notice to the Initial Purchaser, designate such additional or alternative agent for service of process under this Section 19 that (i) maintains an office located in the Borough of Manhattan, City of New York in the State of New York and (ii) is either (x) counsel for the Issuers or (y) a corporate service company which acts as agent for service of process for other persons in the ordinary course of its business. Such written notice shall identify the name of such agent for process and the address of the office of such agent for process in the Borough of Manhattan, City of New York, State of New York.

20. Judgment Currency. The Issuers shall, jointly and severally, indemnify the Initial Purchaser, each underwriter who participates in an offering of Registrable Notes (as defined in the Registration Rights Agreement), their respective affiliates, each person, if any, who controls any of such parties within the meaning of the Securities Act or the Exchange Act and each of their respective officers, directors, employees and agents against any loss incurred by such party as a result of any judgment or order being given or made in favor of such party for any amount due under this Agreement and such judgment or order being expressed and paid in a currency (the “Judgment Currency”) other than United States dollars and as a result of any variation as between (i) the rate of exchange at which the United States dollar amount is converted into the Judgment Currency for the purpose of such judgment or order and (ii) the spot rate of exchange in The City of New York at which such party on the date of payment of such judgment or order is able to purchase United States dollars with the amount of the Judgment Currency actually received by such party. The foregoing indemnity shall continue in full force and effect notwithstanding any such judgment or order as aforesaid. The term “spot rate of exchange” shall include any premiums and costs of exchange payable in connection with the purchase of, or conversion into, United States dollars.

21. Joint and Several Obligations. All of the obligations of the Issuers hereunder shall be joint and several obligations of each of them.

[Signature pages follow]

If the foregoing correctly sets forth our understanding, please indicate your acceptance thereof in the space provided below for that purpose, whereupon this Agreement shall constitute a binding agreement among the Issuers and the Initial Purchaser.

Very truly yours,

3815668 CANADA INC.

By:
	Name:	John Maguire
	Title:	Vice President, Finance and Chief Financial Officer

CANWEST MEDIA INC.

CANWEST (U.S.) INC.

2846551 CANADA INC.

3919056 CANADA LTD.

APPLE BOX PRODUCTIONS SUB INC.

BCTV HOLDINGS INC.

CALGARY HERALD GROUP INC.

CANWEST FINANCE INC./FINANCIERE CANWEST INC.

CANWEST GLOBAL BROADCASTING INC./RADIODIFFUSION CANWEST GLOBAL INC.

CANWEST INTERACTIVE INC.

CANWEST INTERNATIONAL COMMUNICATIONS INC.

CANWEST INTERNATIONAL DISTRIBUTION LIMITED

CANWEST INTERNATIONAL MANAGEMENT INC.

CANWEST IRELAND NOMINEE LIMITED

CANWEST IRISH HOLDINGS (BARBADOS) INC.

CANWEST MEDIA SALES LIMITED

CANWEST MEDIAWORKS IRELAND HOLDINGS

CANWEST PUBLICATIONS INC./PUBLICATIONS CANWEST INC.

CANWEST-MONTREAL R. P. HOLDINGS INC./SOCIÉTÉ DE PORTEFEUILLE CANWEST-MONTRÉAL R.P. INC.

CANWEST-WINDSOR R. P. HOLDINGS INC.

CGS DEBENTURE HOLDING (NETHERLANDS) B.V.

CGS INTERNATIONAL HOLDINGS (NETHERLANDS) B.V.

CGS NZ RADIO SHAREHOLDING (NETHERLANDS) B.V.

CGS NZ TV SHAREHOLDING (NETHERLANDS) B.V.

CGS SHAREHOLDING (NETHERLANDS) B.V.

CHBC HOLDINGS INC.

CHEK HOLDINGS INC.

CLARINET MUSIC INC.

COOL RECORDS INC.

EDMONTON JOURNAL GROUP INC.

FOX SPORTS WORLD CANADA HOLDCO INC.

GLOBAL CENTRE INC.

GLOBAL COMMUNICATIONS LIMITED

GLOBAL TELEVISION CENTRE LTD.

GLOBAL TELEVISION NETWORK INC./RÉSEAU DE TÉLÉVISION GLOBAL INC.

GLOBAL TELEVISION NETWORK QUEBEC LIMITED PARTNERSHIP/RÉSEAU DE TÉLÉVISION GLOBAL QUÉBEC, SOCIÉTÉ EN COMMANDITE

GLOBAL TELEVISION SPECIALTY NETWORKS INC.

LONESTAR HOLDCO INC.

LOWER MAINLAND PUBLISHING GROUP INC.

MBS PRODUCTIONS INC.

MOBILE VIDEO PRODUCTIONS INC.

MONTREAL GAZETTE GROUP INC./GROUPE MONTRÉAL GAZETTE INC.

MULTISOUND PUBLISHERS LTD.

NANAIMO DAILY NEWS GROUP INC.

ONTV HOLDINGS INC.

OTTAWA CITIZEN GROUP INC.

PACIFIC NEWSPAPER GROUP INC.

PORT ALBERNI TIMES GROUP INC.

REACHCANADA CONTACT CENTRE LIMITED

REGINA LEADER POST GROUP INC.

RETROVISTA HOLDCO INC.

SASKATOON STARPHOENIX GROUP INC.

SOUTHAM DIGITAL INC./SOUTHAM NUMERIQUE INC.

STUDIO POST & TRANSFER SUB INC.

VANCOUVER ISLAND NEWSPAPER GROUP INC.

VICTORIA TIMES COLONIST GROUP INC.

WESTERN COMMUNICATIONS INC.

WIC TELEVISION PRODUCTION SUB INC.

WINDSOR STAR GROUP INC.

XTREME SPORTS HOLDCO INC.

YELLOW CARD PRODUCTIONS INC.

By:
	Name:	John Maguire
	Title:	Authorized Signing Officer

The foregoing Agreement is hereby confirmed and accepted as of the date first above written.

CITIGROUP GLOBAL MARKETS INC.

By:
Name:
Title:

Exhibit A-1

Guarantors

CanWest Media Inc.

CanWest (U.S.) Inc.

2846551 Canada Inc.

3919056 Canada Ltd.

Apple Box Productions Sub Inc.

BCTV Holdings Inc.

Calgary Herald Group Inc.

CanWest Finance Inc./Financiere CanWest Inc.

CanWest Global Broadcasting Inc./Radiodiffusion CanWest Global Inc.

CanWest Interactive Inc.

CanWest International Communications Inc.

CanWest International Distribution Limited

CanWest International Management Inc.

CanWest Ireland Nominee Limited

CanWest Irish Holdings (Barbados) Inc.

CanWest Media Sales Limited

CanWest MediaWorks Ireland Holdings

CanWest Publications Inc./Publications CanWest Inc.

CanWest-Montreal R. P. Holdings Inc./Société de Portefeuille CanWest-Montréal R.P. Inc.

CanWest-Windsor R. P. Holdings Inc.

CGS Debenture Holding (Netherlands) B.V.

CGS International Holdings (Netherlands) B.V.

CGS NZ Radio Shareholding (Netherlands) B.V.

CGS NZ TV Shareholding (Netherlands) B.V.

CGS Shareholding (Netherlands) B.V.

CHBC Holdings Inc.

CHEK Holdings Inc.

Clarinet Music Inc.

Cool Records Inc.

Edmonton Journal Group Inc.

Fox Sports World Canada Holdco Inc.

Global Centre Inc.

Global Communications Limited

Global Television Centre Ltd.

Global Television Network Inc./Réseau de Télévision Global Inc.

Global Television Network Quebec Limited Partnership/Réseau de Télévision Global Québec, Société en Commandite

Global Television Specialty Networks Inc.

Lonestar Holdco Inc.

Lower Mainland Publishing Group Inc.

MBS Productions Inc.

Mobile Video Productions Inc.

Montreal Gazette Group Inc./Groupe Montréal Gazette Inc.

Multisound Publishers Ltd.

Nanaimo Daily News Group Inc.

ONtv Holdings Inc.

Ottawa Citizen Group Inc.

Pacific Newspaper Group Inc.

Port Alberni Times Group Inc.

ReachCanada Contact Centre Limited

Regina Leader Post Group Inc.

RetroVista Holdco Inc.

Saskatoon StarPhoenix Group Inc.

Southam Digital Inc./Southam Numerique Inc.

Studio Post & Transfer Sub Inc.

Vancouver Island Newspaper Group Inc.

Victoria Times Colonist Group Inc.

Western Communications Inc.

WIC Television Production Sub Inc.

Windsor Star Group Inc.

Xtreme Sports Holdco Inc.

Yellow Card Productions Inc.

A-1-2

Exhibit A-2

Subsidiaries

CanWest Media Inc.

CanWest (U.S.) Inc.

2846551 Canada Inc.

2922045 Canada Inc.

3683303 Canada Inc.

3919056 Canada Ltd.

Apple Box Productions Sub Inc.

BCTV Holdings Inc.

Calgary Herald Group Inc.

CanWest Finance Inc./Financiere CanWest Inc.

CanWest Global Broadcasting Inc./Radiodiffusion CanWest Global Inc.

CanWest Interactive Inc.

CanWest International Communications Inc.

CanWest International Corp.

CanWest International Distribution Limited

CanWest International Holdings (Luxembourg) S.a.r.l.

CanWest International Investments (Luxembourg) S.a.r.l.

CanWest International Management Inc.

CanWest Ireland Nominee Limited

CanWest Ireland Sales Limited

CanWest Irish Holdings (Barbados) Inc.

CanWest Media Sales Limited

CanWest MediaWorks Ireland Holdings

CanWest Pacific Communications Pty Limited

CanWest Publications Inc./Publications CanWest Inc.

CanWest-Montreal R. P. Holdings Inc./Société de Portefeuille CanWest-Montréal R.P. Inc.

CanWest-Windsor R. P. Holdings Inc.

CGS Debenture Holding (Netherlands) B.V.

CGS International Holdings (Luxembourg) S.a.r.l.

CGS International Holdings (Netherlands) B.V.

CGS International Investments (Luxembourg) S.a.r.l.

CGS NZ Radio Shareholding (Netherlands) B.V.

CGS NZ TV Shareholding (Netherlands) B.V.

CGS Shareholding (Netherlands) B.V.

CHBC Holdings Inc.

CHEK Holdings Inc.

Clarinet Music Inc.

Cool Records Inc.

DejaView Partnership

Edmonton Journal Group Inc.

Fox Sports World Canada Holdco Inc.

Fox Sports World Canada Partnership

Global Centre Inc.

Global Communications Limited

Global Television Centre Ltd.

Global Television Network Inc./Réseau de Télévision Global Inc.

Global Television Network Quebec Limited Partnership/Réseau de Télévision Global Québec, Société en Commandite

Global Television Specialty Networks Inc.

Lonestar Holdco Inc.

Lonestar Partnership

Lower Mainland Publishing Group Inc.

MBS Productions Inc.

Mobile Video Productions Inc.

Montreal Gazette Group Inc./Groupe Montréal Gazette Inc.

Multisound Publishers Ltd.

Nanaimo Daily News Group Inc.

National Post Company, The/La Publication National Post

ONtv Holdings Inc.

Ottawa Citizen Group Inc.

Pacific Newspaper Group Inc.

Port Alberni Times Group Inc.

ReachCanada Contact Centre Limited

Regina Leader Post Group Inc.

RetroVista Holdco Inc.

Saskatoon StarPhoenix Group Inc.

Southam Digital Inc./Southam Numerique Inc.

Studio Post & Transfer Sub Inc.

Vancouver Island Newspaper Group Inc.

Victoria Times Colonist Group Inc.

Western Communications Inc.

WIC Television Production Sub Inc.

Windsor Star Group Inc.

Xtreme Sports Holdco Inc.

Xtreme Sports Partnership

Yellow Card Productions Inc.

A-2-2

Exhibit B

[FORM OF OSLER, HOSKIN & HARCOURT LLP OPINION]

Exhibit C

[FORM OF CLEARY, GOTTLIEB, STEEN & HAMILTON OPINION]

Exhibit D

[FORM OF SPECIAL LOCAL COUNSEL OPINION]

1. The [Guarantor] is a [corporation] duly organized, validly existing and in good standing under the laws of its jurisdiction of organization and has the requisite corporate power to conduct its business as now conducted and to own, or hold under lease, its assets and to enter into each of the Basic Documents to which it is a party and to perform its obligations thereunder and is duly qualified.

2. The [Guarantor] has the requisite corporate or other organizational power and authority and has taken all necessary corporate or other organizational action to duly authorize the execution and delivery of the Subsidiary Guarantee and the performance by the [Guarantor] of the transactions contemplated therein. The Subsidiary Guarantee has been duly executed and delivered by the [Guarantor] and, assuming that the Subsidiary Guarantee is governed by the laws of [Jurisdiction] for the purpose of rendering the opinions set forth in this sentence, the Subsidiary Guarantee is in proper form under the applicable laws of [Jurisdiction] to constitute the legal, valid and binding obligation of the [Guarantor], enforceable in accordance with its terms, except as may be limited by (i) bankruptcy, insolvency, fraudulent conveyance, moratorium, reorganization or other laws relating to creditors’ rights generally, and (ii) general principles of equity, whether considered in an action at law or in equity.

3. None of the [Guarantor’s] execution of, delivery of or performance of the obligations created under the Basic Documents to which the [Guarantor] is a party or compliance with the terms and provisions thereof or the consummation of the transactions contemplated therein (i) will contravene any applicable provision of any law, statute, rule or regulation of any governmental authority or any order, writ, injunction or decree of any governmental authority of which we have knowledge, except, in each such case, where such contravention, conflict, inconsistency, breach, violation, default, creation, imposition or obligation would not have a Material Adverse Effect, (ii) will violate any provision of the [certificate of incorporation] or [by-laws] of the [Guarantor] and (iii) requires any license, permit, authorization, consent or other approval of, any exemption by, or any registration, recording or filing with, any court, administrative agency or other governmental authority of the [Jurisdiction].

4. To the best of such counsel’s knowledge, there are no judicial, administrative or arbitration orders, awards or proceedings pending or threatened against or affecting the [Guarantor] in any court or before any governmental or regulatory agency or body or arbitration board or tribunal.

5. It is not necessary for the execution, delivery, performance or enforcement by any Trustee of the rights of the holders of the Notes under the Basic Documents to which the [Guarantor] is a party that such Trustee be licensed, qualified or otherwise entitled to carry on business in any jurisdiction other than those jurisdictions where such Trustee is otherwise doing business.

6. No taxes or other charges are payable to the [Jurisdiction] or to any political subdivision therein on account of the execution and delivery of the Basic Documents or the creation of any of the indebtedness evidenced by any of the Basic Documents.

7. A court in the [Jurisdiction] applying the choice of law principles of the [Jurisdiction] will give effect to the provisions in the Basic Documents which select the laws of the State of New York of the United States of America as the governing law thereof and will apply such laws, rather than the laws of the any other jurisdiction, to the enforceability, construction and application thereof.

D-2

Exhibit E

[FORM OF GENERAL COUNSEL OPINION]

CITIGROUP GLOBAL MARKETS INC.

388 Greenwich Street

New York, New York 10013

Dear Sirs/Mesdames:

Issue of U.S.$130,000,000 8% Senior Subordinated Notes due 2012 of 3815668 Canada Inc.

I am Vice President and General Counsel of 3815668 Canada Inc. (the “Corporation”) and I am providing this letter in connection with the issuance by the Corporation of U.S.$130,000,000 8% Senior Subordinated Notes due 2012 (the “Notes”) and the sale thereof today to the initial purchaser named above (the “Initial Purchaser”) pursuant to a purchase agreement (the “Purchase Agreement”) dated November 10, 2004.

This letter is provided at the request of the Initial Purchaser pursuant to Section 7(iii)(b) of the Purchase Agreement.

The Notes are being offered in Canada and the United States pursuant to a preliminary memorandum (the “Initial Preliminary Memorandum”) dated October 7, 2004, a preliminary memorandum dated November 8, 2004 (the “Preliminary Memorandum” and together with the Initial Preliminary Memorandum, the “Preliminary Memoranda”) and a final offering memorandum dated November 10, 2004 (the “Final Memorandum”). In my capacity as Vice President and General Counsel to the Corporation, I have participated in the preparation of the Preliminary Memoranda and the Final Memorandum.

On the basis of the foregoing, I am of the opinion that the statements set forth in the Final Memorandum under the captions (i) ”Risk Factors — Risks Relating to Our Business — A significant portion of our cash flow from operations has historically been attributable to distributions from Australia’s Network TEN; there can be no assurance that such distributions will continue at the same level or at all,” “Risk Factors — Risks Relating to Our Business — Changes in government regulation could adversely affect our business, financial condition or results of operations,” “Risk Factors — Risks Relating to Our Business — We do not control and are not permitted to control some of our broadcasting assets,” “Risk Factors — Risks Relating to Our Business — Changes in government regulation could adversely affect our business, financial condition or results of operations,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations — Network TEN,” “Business — Legal Proceedings,” “Regulation — Australian Television,” “Regulation — Republic of Ireland Television,” and “Regulation — Canadian Television,” insofar as such statements address matters of law or legal conclusions only, fairly present the matters disclosed therein in all material respects and (ii) ”Business — Australian Operations — Network TEN — Our Economic Interest in Network TEN,” insofar as such statements purport to summarize provisions of agreements or instruments, provides, in all material respects, a fair summary of such provisions of such agreements or instruments, in each case only to the extent such statements relate to subsidiaries of the Corporation or investments in entities formed or operating in either Australia or the Republic of Ireland. In expressing the opinion set forth above, I have relied upon advice and input from legal counsel in Australia and the Republic of Ireland.

This letter is furnished by me as Vice President and General Counsel to the Corporation and is solely for the benefit of, and may be relied upon only by, the Initial Purchaser and is not to be made available to, quoted from or otherwise referred to for any other purpose without my prior written consent. I am a solicitor qualified to practice law in the Province of Manitoba and in this letter I am not purporting to provide, nor am I providing, any legal advice or opinion as to the laws of any other jurisdiction. I am not qualified to and, except as stated in the previous paragraph, shall not be taken to be passing on any matter relating to the securities or other laws of Australia, Ireland or any other jurisdiction (other than the Province of Manitoba).

Yours very truly,

Richard M. Leipsic

Annex A

Canadian Local Counsel

1.	Pitblado Buchwald Asper
2500 - 360 Main Street
Winnipeg, Manitoba R3C 4H6
Canada

Contact:
E. Scott Ransom
Tel: 204-956-3513
Fax: 204-956-0227
E-mail: ransom@pitblado.com

Schedule 1

Special Local Counsels

1.	Russell McVeagh
Royal & SunAlliance Centre
48 Shortland Street
P.O. Box 8
Auckland, New Zealand
DX CX10085
Tel: 64-9 367-8000
Fax: 64-9 367-8163

Contact:
David G. Wetherell
Tel: 011-64-9-367-8715
Fax: 011-64-9-367-8595
E-mail: dave.wetherell@russellmcveagh.com

2.	Nauta Dutilh
3000 BC Rotterdam
Weena 750
3014 DA Rotterdam
The Netherlands
Tel: 011-31-10-224-0000
Fax: 011-31-10-414-8444

Contact:
Mr. Bart Th. Dérogée
Tel: 011-31-10-224-0395
Fax: 011-31-10-224-0556
E-mail: bart.derogee@nautadutilh.com

3.	Chancery Chambers
Chancery House
High Street
Bridgetown
Barbados
Tel: 246-431-0070
Fax: 246-431-0076

Contact:
Dr. Trevor A. Carmichael, Q.C.
E-mail: chancery@caribsurf.com

4.	A & L Goodbody Solicitors
International Financial Services Centre,
North Wall Quay,
Dublin 1.
Ireland
Tel: 353-1-649-2236
Fax: 353-1-649-2649

Contact:
Gillian Lynch
glynch@algoodbody.ie